Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee, Board of Directors and

Shareholders of Graymark Healthcare, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of Graymark Healthcare, Inc. of our report dated April 9, 2012, with respect to the consolidated balance sheets of Graymark Healthcare, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years then ended, which report appears in the December 31, 2011 annual report on Form 10-K of Graymark Healthcare, Inc.

/s/ Eide Bailly LLP

Greenwood Village, Colorado

May 25, 2012